As filed with the Securities and Exchange Commission on May 12, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kimbell Royalty Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	777 Taylor Street, Suite 810 Fort Worth, Texas 76102 (Address of Principal Executive Offices) (Zip Code)	47-5505475 (I.R.S. Employer Identification No.)

Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan
(Full title of plan)

R. Davis Ravnaas 777 Taylor Street, Suite 810 Fort Worth, Texas 76102 (817) 945-9700 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to: Joshua Davidson Jason Rocha Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common units representing limited partner interests	2,041,600	$18.655	$38,086,048	$4,414.18

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units as may become issuable pursuant to the adjustment provisions of the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, including unit splits, unit dividends or similar transactions.

(2)                                 Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on a price of $18.655, which is the average high and low trading prices per common unit of Kimbell Royalty Partners, LP as reported by the New York Stock Exchange on May 10, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Kimbell Royalty Partners, LP (the “Registrant”) will provide all participants in the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

•                 the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 001-38005);

•                 the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-38005);

•                 the Registrant’s Current Reports on Form 8-K (File No. 001-38005) filed with the Commission on February 7, 2017, February 14, 2017, April 27, 2017, May 2, 2017 and May 11, 2017; and

•                 the description of the Registrant’s common units representing limited partner interests contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38005) filed with the Commission on February 2, 2017 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the Registrant’s First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Section 7.8(a) of the Partnership Agreement provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Registrant:

•                 Kimbell Royalty GP, LLC (the “General Partner”);

•                 any departing general partner;

•                 any person who is or was an affiliate of the General Partner or any departing general partner;

•                 any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner or any departing general partner or any of their affiliates;

•                 any person who is or was serving at the request of the General Partner or any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries; and

•                 any person the General Partner designates as an Indemnitee for purposes of the Partnership Agreement because such person’s status, service or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Any indemnification described above will be made only out of the Registrant’s assets. The General Partner will not be personally liable for such indemnification and will have no obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.8(b) of the Partnership Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.8 of the Partnership Agreement.

The Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates, any Indemnitee and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons in connection with the Registrant’s or its subsidiaries’ activities or such person’s activities on behalf of the Registrant and its subsidiaries, regardless of whether the Registrant would have the power to indemnify such person against such liability under the Partnership Agreement.  Section 7.8 of the Partnership Agreement does not limit the Registrant’s right, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than Indemnitees.

Subject to any terms, conditions or restrictions set forth in the First Amended and Restated Limited Liability Company Agreement of the General Partner (the “LLC Agreement”), Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 9.1(a) of the LLC Agreement provides that the General Partner will indemnify and hold harmless the following persons, in most circumstances, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative), and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity:

•                 Kimbell GP Holdings, LLC, the sole member of the General Partner;

•                 any person who is or was an affiliate of the General Partner, other than the Registrant and its subsidiaries;

•                 any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the General Partner or any affiliate of the General Partner, other than the Registrant and its subsidiaries;

•                 any person who is or was serving at the request of the General Partner or any affiliate of the General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person; and

•                 any person the Board of Directors of the General Partner designates as an indemnitee for purposes of the LLC Agreement.

The General Partner may purchase and maintain (or reimburse its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates, any indemnitee described in the previous five bullets and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the LLC Agreement.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1

Certificate of Limited Partnership of Kimbell Royalty Partners, LP, dated October 30, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement Form S-1 (File No. 333-215458), filed on January 6, 2017).

4.2

First Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of February 8, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on February 14, 2017).

4.3	Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on February 7, 2017).

4.4	Form of Restricted Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on May 11, 2017).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Ryder Scott Company, L.P.

23.5*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.

Item 9.           Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on May 12, 2017.

Kimbell Royalty Partners, LP

By: Kimbell Royalty GP, LLC, its general partner

By:	/s/ Robert D. Ravnaas
	Name:	Robert D. Ravnaas
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert D. Ravnaas and R. Davis Ravnaas, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on May 12, 2017.

Name	Title

/s/ Robert D. Ravnaas	Chief Executive Officer and Chairman of the Board
Robert D. Ravnaas	(Principal Executive Officer)

/s/ R. Davis Ravnaas	President and Chief Financial Officer
R. Davis Ravnaas	(Principal Financial Officer)

/s/ Jeff McInnis	Chief Accounting Officer
Jeff McInnis	(Principal Accounting Officer)

/s/ Brett G. Taylor	Executive Vice Chairman of the Board
Brett G. Taylor

/s/ William H. Adams III	Director
William H. Adams III

/s/ C.O. Ted Collins, Jr.	Director
C.O. Ted Collins, Jr.

/s/ Benny D. Duncan	Director
Benny D. Duncan

/s/ Ben J. Fortson	Director
Ben J. Fortson

/s/ T. Scott Martin	Director
T. Scott Martin

/s/ Craig Stone	Director
Craig Stone

/s/ Mitch S. Wynne	Director
Mitch S. Wynne

Exhibit Index

Exhibit No.	Description

4.1

Certificate of Limited Partnership of Kimbell Royalty Partners, LP, dated October 30, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement Form S-1 (File No. 333-215458), filed on January 6, 2017).

4.2

First Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of February 8, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on February 14, 2017).

4.3	Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on February 7, 2017).

4.4	Form of Restricted Unit Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38005), filed on May 11, 2017).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Ryder Scott Company, L.P.

23.4*	Consent of Ryder Scott Company, L.P.

23.5*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.